                                                                    EXHIBIT 99.2
INTERCEPT, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2001
(in thousands, except per share amounts)

                                                                       InterCept
                                                                       Historical                  Pro Forma       Pro Forma
                                                                    Consolidated (a)   iBill (b)  Adjustments     Consolidated
                                                                    ----------------   ---------  -----------     ------------
REVENUES:
Service fee income                                                      $114,590         $51,498    $     -           $166,088
Data communications management income                                      7,424               -          -              7,424
Equipment and product sales, services, and other                           8,758               -          -              8,758
                                                                         -------         -------    -------           --------
Total revenues                                                           130,772          51,498          -            182,270
                                                                         -------         -------    -------           --------

COSTS OF SERVICES:

Cost of service fee income                                                42,745          24,250          -             66,995
Cost of data communications management income                              5,528               -          -              5,528
Cost of equipment and product sales, services, and other                   6,724               -          -              6,724
                                                                         -------         -------    -------           --------

Total costs of services                                                   54,997          24,250          -             79,247

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES                             42,504          18,382          -             60,886

DEPRECIATION AND AMORTIZATION                                             11,483           3,566      1,530  (c)        16,579
                                                                         -------         -------    -------           --------

Total operating expenses                                                 108,984          46,198      1,530            156,712
                                                                         -------         -------    -------           --------

OPERATING INCOME                                                          21,788           5,300     (1,530)            25,558

INTEREST EXPENSE                                                            (540)              -     (2,828) (d)        (3,368)

INTEREST AND OTHER INCOME, NET                                             3,207           1,141     (1,419) (e)         2,929
                                                                         -------         -------    -------           --------

INCOME BEFORE PROVISION FOR INCOME TAXES, EQUITY IN LOSS
OF AFFILIATE, AND MINORITY INTEREST                                       24,455           6,441     (5,777)            25,119

PROVISION FOR INCOME TAXES                                                 3,144               -        252  (f)         3,396

EQUITY IN LOSS OF AFFILIATE                                              (16,848)              -          -            (16,848)

MINORITY INTEREST                                                            (19)              -          -                (19)
                                                                         -------         -------    -------           --------

NET INCOME (LOSS)                                                        $ 4,444         $ 6,441    $(6,029)          $  4,856

NET INCOME (LOSS) PER COMMON SHARE:

Basic shares                                                              15,434                                        15,434
Diluted shares                                                            16,397                                        16,397

Basic                                                                      $0.29                                         $0.31
                                                                         -------                                      --------
Diluted                                                                    $0.27                                         $0.30
                                                                         -------                                      --------

INTERCEPT, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001
(in thousands)

                                                                       InterCept
                                                                       Historical                  Pro Forma       Pro Forma
ASSETS                                                              Consolidated (a)   iBill (b)  Adjustments     Consolidated
------                                                              ----------------   ---------  -----------     ------------
CURRENT ASSETS:
Cash and cash equivalents                                             $ 24,917          $27,478      $      -        $ 52,395
Restricted cash                                                              -            3,000             -           3,000
Short-term investments                                                  50,289                -       (33,306) (c)     16,983
Accounts receivable, net                                                20,271            5,777             -          26,048
Accounts receivable - related parties                                    7,025            3,234             -          10,259
Deferred tax assets                                                      1,470                -             -           1,470
Inventory, prepaid expenses, and other                                   8,973              619             -           9,592
                                                                      --------          -------      --------        --------
Total current assets                                                   112,945           40,108       (33,306)        119,747

PROPERTY AND EQUIPMENT, net                                             28,108           12,114        (8,468) (c)     31,754

INTANGIBLE ASSETS, net                                                 128,204                -       119,783  (c)    247,987

ADVANCES TO NETZEE                                                      10,118                -             -          10,118

INVESTMENT IN AFFILIATE                                                  1,462                -             -           1,462

OTHER NONCURRENT ASSETS                                                  2,431              340             -           2,771
                                                                      --------          -------      --------        --------

Total Assets                                                           283,268          $52,562        78,009         413,839
                                                                      --------          -------      --------        --------
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:

Current maturities of long-term debt                                  $      -          $     -      $ 30,000  (c)   $ 30,000
Accounts payable and accrued liabilities                                10,143            2,409         2,000  (c)     14,552
Client payouts                                                               -           29,962             -          29,962
Deferred payouts                                                             -           17,506             -          17,506
Deferred revenue                                                         9,315                -             -           9,315
                                                                      --------          -------      --------        --------
Total current liabilities                                               19,458           49,877        32,000         101,335

LONG-TERM DEBT, less current maturities                                    465                -        48,694  (c)     49,159

DEFERRED TAX LIABILITY                                                   2,867                -             -           2,867

DEFERRED REVENUE                                                           445                -             -             445
                                                                      --------          -------      --------        --------
Total liabilities                                                       23,235           49,877        80,694         153,806
                                                                      --------          -------      --------        --------

MINORITY INTEREST                                                          222                -             -             222

SHAREHOLDERS' EQUITY:

Preferred stock
                                                                             -                -             -               -
Common stock
                                                                       243,293                -             -         243,293
Treasury stock                                                               -                -             -               -
Partners' equity                                                             -            2,685        (2,685) (c)          -
Retained earnings                                                       16,571                -             -          16,571
Accumulated other comprehensive loss                                       (53)               -             -             (53)
                                                                      --------          -------      --------        --------

Total shareholders' equity                                             259,811            2,685        (2,685)        259,811
                                                                      --------          -------      --------        --------

Total liabilities and shareholders' equity                            $283,268          $52,562      $ 78,009        $413,839
                                                                      --------          -------      --------        --------

Notes to Pro Forma Financial Statements

A more detailed description of this acquisition may be found under Item 2 of the Current Report on Form 8-K InterCept filed on April 23, 2002. Effective April 8, 2002 (funded on April 9, 2002), Internet Billing Company, Ltd.,("iBill") was acquired by InterCept, Inc. The consideration exchanged was approximately $112 million, $19.6 million which was placed in escrow to secure iBill's representations and warranties. InterCept is also obligated to pay additional quarterly earnout payments for a period of six quarters ending December 31, 2003, contingent upon whether the acquired business achieves certain financial targets. InterCept has an option to buy out the remaining contingent earnout obligation at any time by paying $8 million per remaining quarter.

The unaudited pro forma financial data have been prepared using the purchase method of accounting, whereby the total cost of the acquisition is allocated to tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the acquisition. For purposes of the unaudited pro forma financial data, those allocations are based upon currently available information and management's estimates. The final allocation of the purchase price may differ. The unaudited proforma financial data do not purport to represent what the combined results of operations or financial position would actually have been if the acquisition had occurred as described below. The pro forma statements of operations may not be representative of InterCept's future results of operations.

The unaudited pro forma consolidated balance sheet as of December 31, 2001 reflects the following adjustments as if they occurred on December 31, 2001:

   (a) Represents the historical balance sheet of InterCept as of December 31, 2001 contained in its Annual Report on Form 10-K filed with the SEC on April 1, 2002.

   (b) Represents the historical consolidated balance sheet of iBill and subsidiaries as of December 31, 2001.

   (c) Reflects the payment of cash, the increase in debt and the recording of intangible assets associated with the purchase of iBill, including the reclassification of $8.5 million of iBill capitalized technology from property and equipment to intangibles. The $112.0 million of cash consideration was satisfied through $48.7 million from InterCept's line of credit with Wachovia Bank, National Association (formerly First Union National Bank), $30.0 million from InterCept's loan from the Peoples' Bank of Winder and $33.3 million from InterCept's short term investments. Transaction costs of approximately $2.0 million were incurred as a result of the purchase. All borrowings under the Wachovia line of credit are due in June 2004 and currently bear interest at 3.11%. The Peoples' Bank loan matures in December 2002, currently bears interest at 4.38%, and is secured by certificates of deposit which will be paid against the loan as they mature. The excess of the purchase price over net tangible assets acquired totaled $119.8 million and was preliminarily allocated to customer relationships, domain names, patents and technology, trade names, and goodwill. Customer relationships, domain names, and patents and technology will be amortized over ten years. Trade names and goodwill, which are indefinite lived assets, will not be amortized but will be tested for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value below its carrying value. In addition to the purchase price indicated above, the agreement includes contingent consideration based on achievement of certain future financial targets. This additional consideration will be recorded to goodwill when the contingency is resolved.

   The unaudited pro forma consolidated statement of operations for the year ended December 31, 2001 reflects the following adjustments as if they occurred on

   January 1, 2001 and are based on the historical statement of operations, adjusted to reflect the following:

   (a) Represents the historical statement of operations of InterCept for the year ended December 31, 2001 contained in its Annual Report on Form 10-K filed with the SEC on April 1, 2002.

   (b) Represents the historical consolidated statement of operations of iBill and subsidiaries for the year ended December 31, 2001.

   (c) Reflects the additional amortization of the intangible assets recognized upon the acquisition of iBill of $1.5 million for the twelve months ended December 31, 2001.

   (d) Reflects interest expense associated with the increased debt of $78.7 million.

   (e) Reflects the reduction in interest income on InterCept's marketable securities used to finance the acquisition.

   (f) Reflects the adjustment to the income tax provision for the historical earnings of iBill and the pro forma adjustments assuming a 38% tax rate for the year ended December 31, 2001.